EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Electro Scientific Industries, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 033-65477, 333‑35927, 333-84552, and 333-88727) on Form S-3 of and registration statements (Nos. 033-63705, 333-16485, 333-16487, 333-29513, 333-46443, 333-55060, 333-67356, 333-88411, 333-122660, 333-122661, 333-122662, 333-137878, 333-137879, 333-146107, 333-151804, 333-155978, 333-162876, and 333-199166) on Form S-8 of Electro Scientific Industries, Inc. of our reports dated June 26, 2015, with respect to the consolidated balance sheets of Electro Scientific Industries, Inc. and subsidiaries as of March 28, 2015 and March 29, 2014, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 28, 2015, and the effectiveness of internal control over financial reporting as of March 28, 2015, which reports appear in the March 28, 2015 annual report on Form 10-K of Electro Scientific Industries, Inc.

Our report on the effectiveness of internal control over financial reporting as of March 28, 2015 expresses our opinion that Electro Scientific Industries, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of March 28, 2015 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses related to the ineffective design of the risk assessment process and certain review and process level controls over the accounting and disclosure of complex, judgmental accounting matters and non-routine transactions have been identified and included in management’s assessment of internal control over financial reporting.

Our report on the effectiveness of internal control over financial reporting as of March 28, 2015 contains an explanatory paragraph that states that the gross amount of total assets, liabilities and revenue of Wuhan Topwin Optoelectronics Technology Co., Ltd. that are excluded from management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ended March 28, 2015 are $7.3 million, $3.0 million and $0.5 million, respectively. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of this entity.

/s/ KPMG LLP

Portland, Oregon
June 26, 2015